Exhibit 99.01

NxStage Reports Record Fourth Quarter and Full-Year 2012 Financial Results

Highlights:

•	Full-Year Revenue Increases to $242.1 million, 11% Annual Growth

•	Full-Year Home Revenue Increases to $123.6 million, 14% Annual Growth

•	Q4’12 Revenue Increases to a Record $65.0 million, up 14% from Q4’11

•	Q4’12 Gross Margin Improves to 39%, up from 37% in Q4’11

•	Investments in Direct to Patient Marketing Programs and New Product Approvals Expected to Drive over 15% Annual Growth in 2014 and Beyond

LAWRENCE, Mass., February 28, 2013 — NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record financial results for the three and twelve months ended December 31, 2012, that includes revenue above the top end of its guidance range.

Revenue for the full-year 2012 increased 11 percent to $242.1 million, compared with revenue of $217.3 million for the full-year 2011. Revenue for the fourth quarter of 2012 increased 14 percent to a record $65.0 million compared with revenue of $57.0 million for the fourth quarter of 2011. The increase in both periods was led by the Company’s solid performance in the Home market as a result of growing adoption of more frequent home hemodialysis with the NxStage System One™.

Consistent with the Company’s guidance, Home delivered 14 percent annual growth, with revenue increasing to $123.6 million for the full-year 2012 compared with revenue of $108.5 million for the full-year 2011. Home revenue increased to $31.4 million in the fourth quarter of 2012 compared with revenue of $28.2 million in the fourth quarter of 2011, representing an 11 percent increase. As expected, growth in the Home for the fourth quarter of 2012 was negatively impacted by the timing of capital equipment purchases from international distributors in the quarter.

Critical Care delivered 13 percent annual growth, with revenue increasing to $39.5 million for the full-year 2012 compared with revenue of $35.0 million for the full-year 2011. Revenue in Critical Care increased to $11.3 million in the fourth quarter of 2012, compared with revenue of $9.8 million in the fourth quarter of 2011, representing a 15 percent increase.

The Company’s in-center business, Medisystems, delivered 4 percent annual growth with revenue increasing to $76.9 million for the full-year 2012, compared with revenue of $73.8 million for the full-year 2011. Fourth quarter 2012 revenue was $21.5 million, compared with $19.0 million in the fourth quarter of 2011. The Company also reported $2.1 million in Other Revenues for the full-year 2012, reflecting the Company’s dialyzer manufacturing revenue from Asahi.

NxStage reported a net loss of $15.2 million or $(0.26) per share for the full-year 2012 compared with a net loss of $21.4 million or $(0.39) per share for the full-year 2011. The Company reported a net loss of $2.4 million or $(0.04) per share for the fourth quarter of 2012 compared with a net loss of $4.6 million or $(0.08) per share for the fourth quarter of 2011.

For the full-year 2012, the Company reported Adjusted EBITDA, adjusted for stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses, of $8.0 million, compared with $7.3 million for the full-year 2011. For the fourth quarter of 2012, Adjusted EBITDA was $2.1 million compared with $2.0 million in the fourth quarter of 2011. (See the exhibits for a reconciliation of this non-GAAP measure.)

“As evidenced by our 2012 results, our business and market fundamentals remain strong and positive. We believe NxStage is uniquely positioned for growth as it continues to make a difference to people’s lives with significant innovations that are advancing the standard of renal care,” stated Jeffrey H. Burbank, Founder and Chief Executive Officer.

In commenting on the Company’s recent advancements in its product pipeline, which include CE Mark approval for nocturnal home hemodialysis with the System One, its high flow dialysis capabilities, and its revolutionary single needle technology, Burbank stated, “Taken together with increasing confidence in our ability to drive continued growth with new direct to patient marketing programs, we believe the overall effect of our product execution is that we are better positioned to accelerate adoption of our therapies with much greater potential than in the past. With the benefit of these programs largely expected in 2014, we expect top line 2013 revenue to remain strong and grow at a rate similar with 2012, followed by accelerated success and over 15% annual revenue growth in 2014 and beyond, excluding any benefit of service revenue from NxStage owned centers of excellence.”

Separately, the Company announced plans to transition to a direct sales operation from a distribution relationship in the UK. The Company anticipates that this action will further strengthen its relationships with local customers and position it to more rapidly take advantage of new product approvals.

This release contains a non-GAAP financial measure; a reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.

Guidance:

For the first quarter of 2013, the Company expects revenue to be in a range of $60.5 and $62.0 million, which includes an expected one-time reduction to revenue of approximately $0.5 - $1.0 million related to its plan to transition to a direct sales operation from a distribution relationship in the UK. This accounting is expected to result in first quarter 2013 Home revenue being essentially flat with the fourth quarter of 2012. The Company expects a net loss in the range of $4.5 to $5.5 million or $(0.08) to $(0.09) per share.

For the full fiscal year 2013, the Company is forecasting revenue to be between $265 and $270 million, and a net loss in the range of $13 to $17 million or $(0.22) to $(0.28) per share.

Conference Call:

NxStage will also host a conference call today, Thursday, February 28, 2013 at 9:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2012 financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

A replay of the conference call will be available 2 hours after the completion of the call through March 7, 2013. To access the replay dial 855- 859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 90444810. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

About NxStage

NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

Contact:

Kristen K. Sheppard, Esq.

VP, Investor Relations

ksheppard@nxstage.com

Non-GAAP Financial Measure

The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenues	$65,020	$57,021	$242,132	$217,256
Cost of revenues	39,661	35,851	149,324	139,648

Gross profit	25,359	21,170	92,808	77,608

Operating expenses:
Selling and marketing	10,479	9,525	40,485	37,550
Research and development	4,690	3,743	17,111	14,437
Distribution	5,043	4,618	18,888	17,916
General and administrative	7,057	6,456	27,530	23,206

Total operating expenses	27,269	24,342	104,014	93,109

Loss from operations	(1,910)	(3,172)	(11,206)	(15,501)

Other expense:
Interest expense	(91)	(1,201)	(2,766)	(4,714)
Other (expense) income, net	(30)	54	(148)	(288)

	(121)	(1,147)	(2,914)	(5,002)

Net loss before income taxes	(2,031)	(4,319)	(14,120)	(20,503)
Provision for income taxes	333	245	1,033	899

Net loss	$(2,364)	$(4,564)	$(15,153)	$(21,402)

Net loss per share, basic and diluted	$(0.04)	$(0.08)	$(0.26)	$(0.39)

Weighted-average shares outstanding, basic and diluted	59,076	54,997	57,890	54,217

Other comprehensive loss:
Foreign currency gain (loss)	$61	$(210)	$125	$(136)
Other (loss) gain	(110)	(4)	413	(17)

Comprehensive loss	$(2,413)	$(4,778)	$(14,615)	$(21,555)

NxStage Medical, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$106,439	$102,909
Accounts receivable, net	18,990	15,808
Inventory	33,504	32,775
Prepaid expenses and other current assets	2,534	2,777

Total current assets	161,467	154,269
Property and equipment, net	36,320	17,599
Field equipment, net	10,101	12,182
Deferred cost of revenues	38,028	41,132
Intangible assets, net	19,819	22,615
Goodwill	42,421	42,698
Other assets	3,793	1,213

Total assets	$311,949	$291,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,645	$15,634
Accrued expenses	20,400	15,165
Other current liabilities	2,187	—

Total current liabilities	39,232	30,799
Deferred revenues	59,262	57,014
Long-term debt	—	43,235
Other long-term liabilities	15,864	9,474

Total liabilities	114,358	140,522
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2012 and 2011	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 59,850,117 and 56,167,090 shares issued as of December 31, 2012 and 2011, respectively	59	56
Additional paid-in capital	551,594	489,542
Accumulated deficit	(344,981)	(329,828)
Accumulated other comprehensive income (loss)	470	(68)
Treasury stock, at cost: 541,584 and 480,923 shares as of December 31, 2012 and 2011, respectively	(9,551)	(8,516)

Total stockholders’ equity	197,591	151,186

Total liabilities and stockholders’ equity	$311,949	$291,708

NxStage Medical, Inc.

Cash Flows from Operating Activities

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2012	2011

Cash flows from operating activities:
Net loss	$(15,153)	$(21,402)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,673	23,087
Stock-based compensation	11,403	13,093
Other	3,517	3,064
Changes in operating assets and liabilities:
Accounts receivable	(3,141)	(1,773)
Inventory	(14,545)	(16,371)
Prepaid expenses and other assets	(1,623)	(1,491)
Accounts payable	839	(1,047)
Accrued expenses and other liabilities	5,263	(324)
Deferred revenues	(3,992)	1,648

Net cash provided by (used in) operating activities	$6,241	$(1,516)

NxStage Medical, Inc.

Revenues by Segment

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
System One segment
Home	$31,418	$28,213	$123,589	$108,489
Critical Care	11,283	9,792	39,540	34,991

Total System One segment	42,701	38,005	163,129	143,480
In-Center segment	21,450	19,016	76,927	73,776
Other	869	—	2,076	—

Total	$65,020	$57,021	$242,132	$217,256

NxStage Medical, Inc.

Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net loss	$(2.4)	$(4.6)	$(15.2)	$(21.4)
Less: Depreciation, amortization, interest, and taxes	6.6	7.1	27.6	29.0
Less: Adjusting items*	(2.1)	(0.5)	(4.4)	(0.3)

Adjusted EBITDA	$2.1	$2.0	$8.0	$7.3

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses